December 2012
Pricing Sheet dated December 28, 2012 relating to Preliminary Terms No. 494 dated December 20, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Buffered PLUS due November 3, 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Malaysian ringgit + Indonesian rupiah + Singapore dollar
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – DECEMBER 28, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	December 28, 2012
Original issue date:	January 3, 2013 (3 business days after the pricing date)
Maturity date:	November 3, 2014
Aggregate principal amount:	$13,000,000
Interest:	None
Basket:	Basket currency	Reference currency	Weighting	Basket currency / USD reference source	JPY / USD reference source	Initial exchange rate
	Malaysian ringgit (“MYR”)	Japanese yen (“JPY”)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)	0.035427
	Indonesian rupiah (“IDR”)	JPY	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)	113.4606
	Singapore dollar (“SGD”)	JPY	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)	0.014159
Payment at maturity:
•      If the basket of currencies has strengthened relative to the Japanese yen such that the basket performance is positive:
$1,000 + leveraged upside payment
•      If the basket of currencies has remained unchanged or weakened relative to the Japanese yen such that the basket performance is zero or negative but greater than or equal to –10%:
$1,000
•       If the basket of currencies has weakened relative to the Japanese yen such that the basket performance is less than –10%:
$1,000 x (1 + basket performance + 10%)
This amount will be less than the stated principal amount of $1,000 and may be zero.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	150%
Maximum payment at maturity:	Any positive basket performance is inherently capped at a maximum of 100%. See “How Does the Currency Performance Formula Work?” in the accompanying preliminary terms.
Minimum payment at maturity:	$0. If the basket performance is less than or equal to –110%, the payment at maturity will be $0 and you will lose your entire investment in the Buffered PLUS.
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the positive currency performance of each basket currency to 100% but does not limit negative currency performance. See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Examples 3 and 4” in the accompanying preliminary terms.

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket––Initial exchange rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
On each currency business day, with respect to each basket currency, the exchange rate for such basket currency relative to the Japanese yen (expressed as the number of units of such basket currency per unit of Japanese yen). The exchange rate for each basket currency will be calculated by taking (i) the exchange rate for such basket currency relative to the U.S. dollar (expressed as the number of units of such basket currency per U.S. dollar), as determined by reference to the applicable reference source set forth under “Basket currency / USD reference source” above, divided by (ii) the exchange rate for Japanese yen relative to the U.S. dollar (expressed as the number of units of Japanese yen per U.S. dollar) on such day, as determined by reference to the applicable reference source set forth under “JPY / USD reference source” above.

Valuation date:
October 29, 2014, provided that if such date is not a currency business day with respect to any basket currency, the valuation date shall be the immediately succeeding currency business day with respect to all basket currencies.

Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	617482SR6 / US617482SR64
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$1,000	$21.25	$978.75
Total	$13,000,000	$276,250	$12,723,750
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $21.25 for each Buffered PLUS they sell. For additional information, please see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Currency-Linked PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 494 dated December 20, 2012
Prospectus Supplement for Currency-Linked PLUS dated August 17, 2012	Prospectus dated November 21, 2011

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.